EXHIBIT 99.1

Media Contact:	Jeffrey D. Moder 319.295.0591 jdmoder@rockwellcollins.com

Investor Contact:	Daniel Crookshank 319.295.7575 investorrelations@rockwellcollins.com

Rockwell Collins Reports an Increase of 18% in Earnings Per Share for its FY 2004 Second Quarter

CEDAR RAPIDS, Iowa (April 27, 2004) – Rockwell Collins, Inc. (NYSE: COL) today reported earnings per share of 39 cents for the second quarter of fiscal year 2004 ended March 31, 2004, an increase of 6 cents or 18% from the 33 cents reported for the same period last year. Net income increased 20% to $71 million from the $59 million reported for the second quarter last year.

Sales for the second quarter of fiscal year 2004 were $719 million, an increase of $101 million, or 16% from last year’s sales of $618 million. Cash provided by operating activities for the first six months of fiscal year 2004 was $34 million including a $125 million voluntary contribution to the company’s qualified pension plans. Excluding the impact of this pension contribution, cash generated by operating activities would have been $159 million, an increase of $31 million from the $128 million reported for the first six months last year.

“Another quarter of increased aftermarket sales volume in our Commercial Systems business is a sign that the recovery in the commercial airline and business jet markets is beginning to take hold,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “This improvement, combined with the continued strong performance of our Government Systems business and enterprise-wide success on cost containment and productivity improvement initiatives, has once again allowed us to deliver outstanding financial results.”

Following is a discussion of sales and earnings for each business segment.

Government Systems

Government Systems, which provides aviation electronics, navigation and precision guidance and communications systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, achieved second quarter sales of $377 million, an increase of $81 million, or 27%, from the same period last year. NLX, acquired on December 1, 2003, accounted for $28 million, or one third of this sales growth. Organic sales increased by 18%, primarily attributable to higher sales on the KC-135 aircraft retrofit program, various helicopter and advanced communication programs, and the Joint Strike Fighter (JSF) and Joint Tactical Radio System (JTRS) development contracts.

Government Systems’ second quarter operating earnings increased 25% to $69 million compared to $55 million for the same period a year ago. Operating earnings growth resulted primarily from higher sales, incurring lower operating expenses as a percent of sales, and favorable performance on certain production programs. The current quarter operating margin of 18.3% was slightly lower than last year’s 18.6% as a result of lower margin sales from NLX and the JTRS and JSF development contracts.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved second quarter sales of $342 million, an increase of $20 million, or 6%, from the same period last year.

The sales increase resulted primarily from higher air transport, business and regional service and support aftermarket sales. Air transport, business and regional jet original equipment sales for the second quarter were comparable to sales for the same period last year.

Commercial Systems second quarter operating earnings increased 18% to $46 million, or 13.5% of sales, compared to $39 million, or 12.1% of sales for the same period a year ago. The increase was due to the higher sales volume combined with Commercial Systems holding operating expenses at about the same level incurred for the same period a year ago.

Financial Highlights:

•	During the second quarter of fiscal year 2004, the company repurchased 1.5 million shares of its common stock at a total cost of $48 million.

Business Highlights:

•	Rockwell Collins was selected to provide major subsystems including display, communication and surveillance systems, as well as the core network and Ethernet switch portion of the common computing system, for Boeing’s new 7E7 aircraft. These selections have the potential to provide the company with $2.5 to $3.0 billion of revenue over the life of the program.

•	The company was awarded a $79 million contract from the U.S. Navy to provide Block I Modification upgrades for their fleet of E-6B aircraft, with total potential sales of $300 million over 10 years. This modification effort includes providing the E-6B with an open systems architecture for the mission avionics and upgrading primary mission systems.

•	Rockwell Collins was awarded a competitive contract by the U.S. Air Force to supply up to 810 AN/ARC-210 multi-band radios capable of providing military aircraft with Very High Frequency (VHF) communications directly with civil air traffic control authorities and civilian aircraft in support of the Homeland Defense mission. The contract includes providing repair and support services, and will provide about $20 million in revenues.

•	The Lockheed Martin/Northrop Grumman-led team selected Rockwell Collins as the ground terminal expert for the Risk Reduction and System Definition phase of the U.S. Air Force’s Transformational Communications MILSATCOM (TCM) Space Segment. TCM will provide thousands of users with significantly improved, highly mobile, beyond the line-of-sight protected communications to support the future battlefield. Two teams were selected to participate in this phase of the program over a 27-month period which will culminate with the award of a multi-billion dollar development contract to a single contractor in 2006.

•	Collins Aviation Services was selected to provide various aviation service solutions including:

•	Service and support for the CRJ200 fleet of US Airways’ PSA Airlines subsidiary under a 10-year Dispatch 100SM agreement.

•	Corporate Aircraft Service Program (CASP) support for aircraft operating under Raytheon Aircraft Company’s Beechcraft and Hawker Support PLUS Maintenance Plan.

•	A 10-year agreement to provide forward exchange support to NetJets on its fleet of Raytheon Hawker 800XP aircraft.

•	A delivery order to NLX from the U.S. Navy to develop and produce a “Next Generation” Maintenance Training Unit supporting EA-6B ICAP-III configured aircraft to accomplish initial qualification and career level training for maintenance personnel on the Navy’s premier airborne electronic countermeasures platform.

Fiscal Year 2004 Outlook

For fiscal year 2004, the company still anticipates revenues to be in the range of $2.80 billion to $2.85 billion. Earnings per share are now anticipated to be in the range of $1.55 to $1.60, which is at the high end of our previous earnings per share range of $1.50 to $1.60.

The Government Systems business operating margins are projected to decrease from the 19.2% posted for the first six months of fiscal year 2004 to a range of 17% to 18% for the fiscal year due to an expected increase in lower margin revenues from newly acquired NLX and an expected increase in the proportion of Government Systems sales to be derived from lower margin development contracts, including JTRS, JSF, E6-B Block I Modifications and Future Combat Systems. The Commercial Systems business operating margins are projected to be in the range of 13% to 14% for fiscal year 2004.

Cash provided from operating activities for the fiscal year are still expected to be in the range of $225 million to $275 million including the $125 million voluntary contribution to our qualified pension plans in October 2003.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Larry Erickson will conduct an earnings conference call at 9:00 a.m. Eastern Time on April 27, 2004. Individuals may listen to the call on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through May 28, 2004.

Rockwell Collins is a leader in the design, production and support of communications and aviation electronics solutions for commercial and government customers worldwide. In January 2004, Forbes magazine selected Rockwell Collins as the best managed aerospace & defense company in America. Additional information is available at www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the timing related to the recovery of the commercial airline industry such as airline passenger traffic and profitability; the health of the global economy as well as the commercial aerospace industry; a reduction of domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where we compete; demand for and market acceptance of new and existing products and services; performance of our products and services; potential cancellation or termination of contracts by our customers; delay of orders or changes in procurement practices by our customers; customer bankruptcy; labor work stoppages; material shortages; the risks inherent in fixed price contracts; recruitment and retention of qualified personnel; performance of our major suppliers and subcontractors; our ability to successfully execute to our internal performance plans; achieving our planned effective tax rates; favorable outcomes of certain customer procurements and congressional approvals; changes to new aircraft build rates; product reliability; successful execution of our acquisition, strategic and integration plans; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.